Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-94141) pertaining to the Employee Stock Ownership Plan of Telecomunicaciones de Puerto Rico, Inc. of our report dated June 16, 2006, with respect to the financial statements and supplemental schedule of the Employee Stock Ownership Plan of Telecomunicaciones de Puerto Rico, Inc. included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Juan, Puerto Rico
June 29, 2006